EXHIBIT 4.2.1





                               THE AES CORPORATION

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO
                                   as Trustee

                              ---------------------

                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of October 13, 1997

              (Supplemental to Indenture Dated as of July 1, 1996)

                   10 1/4% Senior Subordinated Notes Due 2006




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     SECOND SUPPLEMENTAL  INDENTURE dated as of October 13, 1997 between The AES
Corporation, a Delaware corporation (hereinafter called the "COMPANY") and The First National Bank of Chicago, a national banking association, as Trustee (hereinafter called the "TRUSTEE").

     WHEREAS, the Company executed and delivered an Indenture dated as of July 1, 1996, as may be amended or supplemented from time to time, (hereinafter called the "ORIGINAL INDENTURE") between the Company and the Trustee providing for the issue from time to time of its unsecured debentures, notes or other evidences of indebtedness in one or more series (hereinafter called the "SECURITIES"); and

     WHEREAS, the Company executed and delivered a First Supplemental Indenture (the "FIRST SUPPLEMENTAL INDENTURE"), supplemental to the Original Indenture, between the Company and the Trustee providing for the issuance of $250,000,000 aggregate principal amount of the Company's 10 1/4% Senior Subordinated Notes due 2006 (the "10 1/4% NOTES"); and

     WHEREAS, Section 9.2 of the Original Indenture provides that the Original Indenture may be amended by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the 10 1/4% Notes; and

     WHEREAS, holders of not less than a majority in aggregate principal amount of the 10 1/4% Notes outstanding on August 19, 1997 have given and not revoked their consent to the execution by the Company and the Trustee of an amendment changing the provisions of, and modifying the rights of holders of the 10 1/4% Notes under, the Original Indenture, as amended or supplemented, as set forth in this Second Supplemental Indenture; and

     WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Original Indenture have been satisfied.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Trustee hereby covenant and agree as follows:

     SECTION 1. Defined Terms. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms defined herein and defined in the Original Indenture or First Supplemental Indenture shall have the meanings assigned to them herein.



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Unless otherwise expressly specified, all references to a "SECTION" herein refer to a section of the Second Supplemental Indenture.

     SECTION  2.  Amendment  of  Section  1.1 of First  Supplemental  Indenture.
Section 1.1 of the First Supplemental Indenture is hereby amended to read in its entirety as follows:

          "SECTION 1.1. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision. The following terms shall, unless the context otherwise clearly requires, for all purposes of this First Supplemental Indenture have the respective meanings specified in this
Section:

          "ACQUISITION DEBT" means Debt of any Person existing at the time such Person became a Restricted Subsidiary of the Company (or such Person is merged into the Company or one of its Restricted Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Restricted Subsidiary of the Company).

          "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, for any Person the aggregate Net Income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in conformity with GAAP plus the Net Income of any Restricted Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of any Person (other than a Restricted Subsidiary) in which such Person has a joint interest with a third party for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of any Person (other than a Restricted Subsidiary) in which such Person has a joint interest with a third party, except to the extent such Net Income is actually paid in cash to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clauses (c)(1) or (c)(2) of Section 3.8 (and in such case, except to the extent includible pursuant to clause (i) above), the Net Income (if positive) of such Person accrued prior to the date it becomes a Restricted Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Restricted Subsidiaries or


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     all or  substantially  all of the  property  and assets of such  Person are acquired by such other Person or any of its Restricted Subsidiaries; (iii) the Net Income (or loss) of any Restricted Subsidiary of such Person, except to the extent such Net Income (if positive) is actually paid in cash to such Person during such period; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) the cumulative effect of a change in accounting principle; and (vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Restricted Subsidiary of such Person.

          "AES HAWAII" means AES Hawaii Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

          "AES OKLAHOMA" means AES Oklahoma Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") when used with respect to any Person is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "ASSET ACQUISITION" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the Property of any Person other than the Company or any of its Restricted Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

          "ASSET DISPOSITION" means, with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Restricted Subsidiaries to any Person (other than to such Person or a Consolidated Subsidiary of such Person and other than in the ordinary


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     course of business) of (i) any assets (excluding cash and cash equivalents)
     of such Person or any of its Restricted Subsidiaries or (ii) any shares of Capital Stock of such Person's Restricted Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall
     not  constitute  an  Asset  Disposition.   In  addition,  the  term  "ASSET
     DISPOSITION" shall not include any sale, transfer, conveyance, lease or other disposition of assets governed by Section 5.1. The term "ASSET DISPOSITION" also shall not include (i) any sale of shares of Preferred Stock of a Restricted Subsidiary, (ii) the grant of a security interest by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Restricted Subsidiary of such Person, (iii) a sale-leaseback transaction involving substantially all of the assets of a Power Supply Business where a Restricted Subsidiary of the Company sells the Power Supply Business to a Person in exchange for the assumption by that Person of the Debt financing the Power Supply Business and the Restricted Subsidiary leases the Power Supply Business from such Person, (iv) dispositions of contract rights, development rights and resource data made in connection with the initial development of a Power Supply Business, made prior to the commencement of commercial operation of such Power Supply Business or (v) transactions made in order to enhance the repatriation of cash proceeds in connection with a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution.

          "ASSET SALE" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company or any of its Restricted Subsidiaries.

          "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

          "BANK AGENT" means Morgan Guaranty Trust Company of New York, as agent for the Banks pursuant to the Bank Credit Agreement, and any successor or successors thereto in such capacity.


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          "BANK CREDIT  AGREEMENT" means the Credit Agreement dated as of August
     2, 1996 among the Company, the Banks named on the signature pages thereof and the Bank Agent, as such agreement has been and may be amended, restated, supplemented or otherwise modified from time to time, and
     includes  any  agreement   extending  the  maturity  of,  or  restructuring
     (including, but not limited to, the inclusion of additional borrowers thereunder that are Restricted Subsidiaries of the Company and whose obligations are guaranteed by the Company thereunder) all or any portion of, the Debt under such agreement or any successor agreements and includes any agreement with one or more banks or other lending institutions refinancing all or any portion of the Debt under such agreement or any successor agreements.

          "BANKS" means the lenders who are from time to time parties to the Bank Credit Agreement.

          "BOARD OF DIRECTORS" means either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of "Change of Control") any committee of such Board duly authorized to act hereunder.

          "BOARD RESOLUTION" means one or more resolutions of the Board of Directors, certified by the secretary or an assistant secretary to have been duly adopted and to be in full force and effect on the date of certification, and delivered to the Trustee.

          "BUSINESS DAY" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

          "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the Closing Date, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

          "CAPITALIZED LEASE" means, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized


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     Lease Obligation" is defined to mean the rental obligations,  as aforesaid, under such lease.

          "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the Original Indenture or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

          "CHANGE OF CONTROL OFFER" has the meaning provided in Section 3.6.

          "CLOSING DATE" means July 17, 1997, the date on which the Company's 83/8% Senior Subordinated Notes due 2007 were originally issued under the indenture relating to such notes.

          "COMMON STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the Closing Date, including, without limitation, all series and classes of such common stock.

          "CONSOLIDATED EBITDA" of any Person for any period means the Adjusted Consolidated Net Income of such Person, plus (without duplication) (i) income taxes (other than income taxes (x) (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales and (y) actually payable with respect to such period) determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP to the extent payable by such Person, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such depreciation and amortization expense is actually


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     received  in cash by such  Person  during  such  period  and (iv) all other non-cash items reducing Net Income for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such non-cash items is actually received in cash by such Person during such period, and less (without duplication)
     (i) all non-cash items increasing Net Income of such Person during such period and prior periods, but only to the extent that positive cash flow associated with such non-cash items in not actually received in cash by such Person during such period, and (ii) the aggregate amount of any capitalized expenses (including capitalized interest) paid by such Person during such period which have the effect of increasing Net Income for such period.

          "CONSOLIDATED FIXED CHARGES" of any Person means, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Restricted Subsidiary that is
     Non-Recourse to such Person and (iii) cash and non-cash dividends due (whether or not declared) on any Redeemable Stock of such Person.

          "CONSOLIDATED INTEREST EXPENSE" of any Person means, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of the Company shall not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements) in respect of that portion of Debt of a Restricted Subsidiary of the Company that is Non-Recourse to the Company; and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of a Restricted Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under the Bank Credit Agreement that can be drawn by the


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     beneficiary  thereof  in the  amount of the Debt so  guaranteed  if (i) the
     Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company.

          "CONSOLIDATED SUBSIDIARY" means at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date, other than an Unrestricted Subsidiary.

          "CONSOLIDATED TOTAL ASSETS" means, with respect to any Person at any time, the total assets of such Person and its Consolidated Subsidiaries at such time determined in conformity with GAAP.

          "CURRENCY AGREEMENT" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values to or under which such Person or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

          "DEBT" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt,
     (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Agreements and Interest Rate Agreements.


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          "DEFAULT" means any Event of Default as defined in Section 6.1 and any event that is, or after notice or passage of time or both would be, an Event of Default.

          "DESIGNATED SENIOR DEBT" means (i) Debt under the Bank Credit Agreement and (ii) Debt constituting Senior Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

          "EVENT OF DEFAULT" has the meaning provided in Section 6.1.

          "EXCESS CASH FLOW" of any Person for any period means Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid by such Person during such period.

          "FINANCE SUBSIDIARY" means a Wholly-Owned Subsidiary of the Company that does not engage in any activity other than (i) the holding of Debt of the Company that both (x) is subordinated to the Notes and (y) provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise prior to the maturity of the Notes, (ii) the issuance of Capital Stock and (iii) any activity necessary, incidental or related to the foregoing.

          "FIXED CHARGE RATIO" means the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to clause (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to


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     any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Restricted Subsidiaries is a party to an Interest Rate Agreement (which shall remain in effect for the twelve month period after the Transaction Date) which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to clause (iv) of
     Section 3.3(b). For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Restricted Subsidiary of the Company or been merged with or into the Company or any Restricted Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in clauses (1) through (5) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period).

          "FOREIGN ASSET DISPOSITION" means any Asset Disposition in respect of the Capital Stock and/or Property of any Restricted Subsidiary of any Person where such Restricted Subsidiary is organized under the laws of any jurisdiction other than the U.S. or any state thereof or any Restricted Subsidiary of the type described in Section 936 of the Internal Revenue Code of 1986, as amended, to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the U.S. or any state thereof.

          "GAAP" means generally accepted accounting principles in the U.S. as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other

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     entity  as  is  approved  by  a  significant   segment  of  the  accounting
     profession.

          "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "HOLDER", "HOLDER OF SECURITIES", "SECURITYHOLDER" and other similar terms mean the registered holder of any Security.

          "INCUR" means, with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

          "INDENTURE" means this Indenture as originally executed and delivered or as it may be amended or supplemented from time to time pursuant to the terms hereof.

          "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company and (ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

          "INTEREST PAYMENT DATE," when used with respect to any Security, means the stated maturity of an installment of interest specified in such Security.

          "INTEREST RATE AGREEMENT" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

          "INTERMEDIATE HOLDING COMPANY" means any Restricted Subsidiary of the Company that serves as a holding company for the Company's direct or indirect interests in Power Supply Businesses and Unrelated Businesses.

          "INVESTMENT" in a Person means any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person. For purposes of the definition of "Unrestricted Subsidiary" and Section 3.8, "Investment" shall include (i) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

          "INVESTMENT GRADE" means, with respect to any security, a rating of Baa3 or higher of such security by Moody's Investors Service Inc. together with a rating of BBB- or higher of such security by Standard & Poor's Corporation.

          "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

          "LEGAL HOLIDAY" means any day other than a Business Day.

          "LIEN" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Indenture, the Company shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

          "MATERIAL AES ENTITY" means (i) any Subsidiary Guarantor, (ii) any of AES Connecticut Management Co., Inc., AES Thames, Inc., AES Barbers Point, Inc. and AES Shady Point, Inc. and (iii) any other Person in which the Company has a direct or indirect equity Investment if such Person's contribution to Consolidated EBITDA of the Company for the four most recently completed fiscal quarters of the Company constitutes 15% or more of the Consolidated EBITDA of the Company for such period, in each case, other than an Unrestricted Subsidiary.

          "MATERIAL SUBSIDIARY" of a Person means, as of any date, any Restricted Subsidiary that would constitute a "SIGNIFICANT SUBSIDIARY" within the meaning of Article 1 of Regulation S-X.

          "MATURITY DATE," when used with respect to any Note, means the date specified in such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to Section 6.2 of the Original Indenture or any Change of Control Offer pursuant to Section 3.6).

          "NET CASH PROCEEDS" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition, (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (iii) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition, and in each case net of a reasonable reserve for the after tax-cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Restricted Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition.

          "NET INCOME" of any Person for any period means the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

          "NET WORTH" of any Person means, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its Consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

          "NON-RECOURSE" to a Person as applied to any Debt (or portion thereof) means that such Person is not directly or indirectly liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person.

          "PAYING AGENT" means any Person authorized by the Company to pay the principal of (and, premium, if any) or interest on the Notes on behalf of the Company.

          "PERMITTED INVESTMENT" means any Investment of the type specified in clauses (iv) or (vi) of the definition of Restricted Payment which is made directly or indirectly by the Company and its Restricted Subsidiaries; provided that (i) at the time such Investment is made, the Company could Incur at least $1 of Debt under Section 3.3(a); (ii) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; (iii) after giving effect to the Investment, the aggregate Investments made by the Company and its Restricted Subsidiaries in the applicable Person and in any other Persons that have a direct or indirect interest in the same Power Supply Business or Unrelated Business does not exceed 40% of the Net Worth of the Company as of the end of its most recently ended fiscal quarter; (iv) the Person in which the Investment is made is engaged only in the businesses described in
     Section  3.1;  and (v) the  Company  directly  or  through  its  Restricted
     Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of any Power Supply Business or Unrelated Business of the Person in which the Investment is made or (y) has significant influence over the management and operation of any such Power Supply Business or Unrelated Business in connection with such management or operation. To the extent that an Investment is not a Permitted Investment only because the aggregate investment limitation in clause (iii) above is not satisfied, such Investment shall be treated as a Permitted Investment to the extent of the limitation and any excess Investment shall be subject to the other restrictions of Section 3.8.

          "PERMITTED PAYMENTS" means with respect to the Company or any of its Restricted Subsidiaries (i) any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than
     Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) and any distribution of Capital Stock (other than Redeemable Capital Stock) in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Stock); (ii) any dividend or other distribution payable to the Company by any of its Restricted Subsidiaries or by a Restricted Subsidiary to another Restricted Subsidiary; (iii) the repurchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks pari passu with, or subordinate in right of payment to the Notes with the proceeds from the issuance of (x) Debt which is also pari passu with the Notes or subordinate to the Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to, the Notes; provided that such new pari passu or subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" or "limitation on asset sale" covenant which is no more favorable to the holders of such Debt than the provisions contained in the Debt being replaced or, if none, Sections 3.6 and 3.10) prior to the maturity of Debt being replaced and the proceeds of such new pari passu or subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) in respect of any actual payment on account of an Investment which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "ORIGINAL RESTRICTED PAYMENT CHARGE") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at the rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment, less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (v) shall in no event exceed the payment actually made; (vi) the declaration and payment of dividends to holders, or any payment on account of the purchase, redemption, retirement or acquisition for value, of any class or series of Redeemable Stock; or (vii) a Permitted Investment.

          "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "POWER SUPPLY BUSINESS" means an electric power or thermal energy generation or cogeneration facility or related facilities, or electric power transmission, distribution, fuel supply or fuel transportation facilities, or any combination thereof, all subject to related security interests under related project financing arrangements, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

          "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the Closing Date.

          "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

          "QUALIFIED CAPITAL STOCK" means any Capital Stock of a Person that is not Redeemable Stock.

          "REDEEMABLE STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for (unless solely at the option of the Company) Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "ASSET SALE" or a "CHANGE OF CONTROL" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "ASSET SALE" or "CHANGE OF CONTROL" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in Sections 3.6 and 3.10, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes required to be repurchased by the Company under Sections 3.6 and 3.10.

          "REFERENCE PERIOD" means the four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

          "RESPONSIBLE OFFICER" when used with respect to the Trustee means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

          "RESTRICTED PAYMENT" means, with respect to any Person, (i) any dividend or other distribution on any shares of such Person's Capital

     Stock; (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock; (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Debt subordinated in right of payment to the Notes and having a maturity date after the maturity of the Notes; (iv) any Investment in a Restricted Subsidiary after the occurrence of an event of default, as defined in any indenture or instrument evidencing or under which such Restricted Subsidiary has at the Closing Date or shall thereafter have outstanding any Debt, shall happen and be continuing; (v) any Investment in an Unrestricted Subsidiary; (vi) any Investment made in an Affiliate (other than a Person that constitutes an Affiliate solely because of the Company's, or a Restricted Subsidiary of the Company's, control of such Person) and (vii) the conversion of such Person's Capital Stock into Debt of such Person or its Restricted Subsidiaries. Notwithstanding the foregoing, "RESTRICTED PAYMENT" shall not include any Permitted Payment.

          "RESTRICTED   SUBSIDIARY"   means  any   Subsidiary   other   than  an
     Unrestricted Subsidiary.

          "SENIOR DEBT" means the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the issuance of the Securities; provided that Senior Debt shall not include (i) the Company's 9 3/4% Senior Subordinated Notes due 2000 which rank pari passu to the Securities, (ii) Debt of the Company to any Affiliate, (iii) Debt that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (iv) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Securities and (v) Redeemable Stock of the Company.

          "SIGNIFICANT SUBSIDIARY" of a Person means, as of any date, any Restricted Subsidiary which has two or more of the following attributes:
     (i) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or (ii) it contributes 15% or more of Net Income before tax of such Person and its Consolidated Subsidiaries for such Person's most recently completed fiscal quarter or (iii) it constitutes 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

          "STATED MATURITY" means, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

          "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "SUBSIDIARY GUARANTORS" means (i) prior to the first day, if any, on which the Company's long-term debt is rated BBB- or higher by Standard & Poor's Corporation and Baa3 or higher by Moody's Investors Services, Inc., AES Oklahoma and AES Hawaii, and (ii) on and after such first day, if any, AES Hawaii.

          "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "UNRELATED BUSINESS" means any business not of the same general type now conducted by the Company and its Restricted Subsidiaries.

          "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "INCURRENCE" of such Debt and an "INVESTMENT" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 3.8 and (C) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under Sections 3.4 and 3.8. The Board of Directors may designate any

     Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of this Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. GOVERNMENT OBLIGATIONS" means securities which are (i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S. the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

          "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person.

          "WHOLLY-OWNED SUBSIDIARY" means, with respect to any Person, any Restricted Subsidiary of such Person if all the Capital Stock or other ownership interests in such Restricted Subsidiary having ordinary voting power to elect the entire board of directors or entire group of other persons performing similar functions (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person."

     SECTION 3. Amendment of Section 3 of First Supplemental Indenture.  Section
3.1 through Section 3.11 of the First Supplemental Indenture is hereby amended to read in its entirety as follows:

          "Section 3. In addition to all covenants described in the Original Indenture, the Company covenants and agrees with the Trustee as follows:

          Section 3.1 Limitation on Business.

          The Company (a) shall continue, and shall cause each Material AES Entity to continue, to engage in business of the same general type as now conducted by the Company and its Restricted Subsidiaries and (b) shall continue, and shall cause each Material AES Entity to continue, to operate its and their respective businesses on a basis substantially consistent with the policies and standards of the Company or such Material AES Entity as in effect on the Closing Date.

          Section  3.2  Limitation  on  Restricted  Subsidiary  Investments  and
     Mergers.

          The Company shall not permit any Restricted Subsidiary with any direct or indirect interest in a Power Supply Business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Supply Business or any Unrelated Business. In addition, the Company will not permit any Restricted Subsidiary with any direct or indirect interest in any Unrelated Business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Supply Business or any other Unrelated Business. The Company's obligation to comply with this covenant shall terminate if and when the Notes become Investment Grade.

          The foregoing restrictions shall not apply to any Intermediate Holding Company; provided that (i) each such Intermediate Holding Company's direct and indirect interest in any Power Supply Business or Unrelated Business shall be limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such Power Supply Business or Unrelated Business; (ii) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Debt (including any Guarantee of Debt) other than Debt to the Company or Debt permitted under clauses (iii),
     (viii) and (xi) of Section 3.4(b); and (iii) no Lien shall exist upon any assets of such Intermediate Holding Company whether now or hereafter acquired, except for Liens upon the Capital Stock of a Restricted
     Subsidiary of an Intermediate Holding Company securing Debt of such Restricted Subsidiary and Liens securing Debt permitted under clauses (iii) and (xi) of Section 3.4(b).

          Section 3.3 Limitation on Debt.

               (a) The Company shall not Incur any Debt, including Acquisition Debt, unless after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Company would be greater than 2 to 1. The
          Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

               (b) Notwithstanding the foregoing, the Company may Incur each and all of the following:

               (i) Debt under or in respect of the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $600 million;

               (ii) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Notes or other Debt of the Company in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest, premium, if any, and fees and expenses related to such exchange or refinancing); provided that (A) the date of any scheduled payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled Maturity Date of the Notes shall not occur prior to such Maturity Date as a result of such exchange or refinancing and
          (B) new Debt the proceeds of which are used to exchange or refinance the Notes or other Debt of the Company that is subordinated in right of payment to the Notes shall only be permitted under this clause (ii) if (x) in case the Notes are exchanged or refinanced in part, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (y) in case the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes and (z) in case the Notes are exchanged or refinanced in part or the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes, as of the date the new Debt is Incurred, the Average Life of the new Debt shall be equal to or greater than the Average Life of the Notes or Debt to be exchanged or refinanced;

               (iii) Debt of the Company to any of its Consolidated Subsidiaries, except that any transfer of such Debt by a Consolidated Subsidiary (other than to another Consolidated Subsidiary) will be deemed to be an Incurrence of Debt; provided that such Debt is expressly subordinated in right of payment to the Notes; and

               (iv) Debt in an aggregate principal amount not to exceed $50 million at any one time outstanding.

               (c) For purposes of determining any particular amount of Debt under this Section 3.3, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 3.3, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and
          (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

               Section 3.4 Limitation on Restricted Subsidiary Debt.

               (a) The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Debt, including Acquisition Debt. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

               (b) Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Restricted Subsidiary:

               (i) Debt outstanding as of the Closing Date;

               (ii) Debt Incurred for any purpose (including without limitation the purposes set forth in clause (iii) below) to the extent of the amount thereof that is also Debt of the Company and is permitted under
          Section 3.3;

               (iii) Debt Incurred to finance the development, acquisition, construction, maintenance, working capital requirements in the ordinary course of business consistent with past practice or operation of a Power Supply Business or Unrelated Business in which the Company or any Restricted Subsidiary has a direct or indirect interest; provided that (a) such Debt shall be permitted under this clause (iii) only to the extent of the amount thereof which (x) is Non-Recourse to the Company and (y) is Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, and (b) upon the commencement of commercial operations of such Power Supply Business or, in the case of an acquisition of such Power Supply Business or Unrelated Business, upon the date of such acquisition, the Company directly or through its Restricted Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of the Power Supply Business or Unrelated Business so financed or (y) has significant influence over the management and operation of such Power Supply Business or Unrelated Business;

               (iv) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Restricted Subsidiary otherwise permitted under the Indenture in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest, premium, if any, and fees and expenses related to such exchange or refinancing plus any principal amounts previously repaid); provided that (a) the new Debt shall be Non-Recourse to the Company to the same extent as the Debt to be exchanged or refinanced, (b) if such Restricted Subsidiary has a direct or indirect interest in any Power Supply Business or Unrelated Business, the new Debt shall be Non- Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, (c) the date of any scheduled payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled Maturity Date of the Notes shall not occur prior to such Maturity Date as a result of such exchange or refinancing and (d) if the new Debt refinances principal amounts previously repaid, (x) such new Debt shall be permitted only if on the date such new Debt is Incurred, the Company could incur at least $1 of Debt under Section 3.3(a) and (y) the proceeds from such new Debt are not to be used to make any Restricted Payments;

               (v) Guarantees of Debt of the Company under the Bank Credit Agreement;

               (vi) Debt Incurred to support the performance obligations of a Restricted Subsidiary engaged in providing construction management or operating services to a Power Supply Business; provided that (a) such Debt shall be permitted under this clause (vi) only to the extent of the amount thereof which is Non-Recourse to the Company and is Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, and (b) upon the commencement of commercial operation of such Power Supply Business or in the case of an acquisition of such Power Supply Business, upon the date of such acquisition, the Company directly or through its Restricted Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of such Power Supply Business or (y) has significant influence over the management and operation of such Power Supply Business;

               (vii) Debt in an aggregate amount for all Restricted Subsidiaries at any one time outstanding of not more than $50 million Incurred to finance the on-going operation, but not any expansion or improvement, of a Power Supply Business or Unrelated Business in which such Restricted Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (vii) only to the extent it is Non-Recourse to the Company and to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period;

               (viii) Debt of any  Restricted  Subsidiary of the Company owed to
          (A) the Company or (B) any Restricted Subsidiary of the Company;

               (ix) Debt in respect of Currency Agreements or Interest Rate Agreements;

               (x) Debt that is Non-Recourse to the Company and Non- Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, only to the extent that the proceeds of such Debt are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Restricted Subsidiary and any other Restricted Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Restricted Subsidiary;

               (xi) Acquisition Debt and Debt incurred to finance the acquisition of a Power Supply Business; provided that such Acquisition Debt and other Debt is Non-Recourse to the Company or any Person that was a Restricted Subsidiary of the Company immediately prior to such Incurrence; and provided further that where any Debt is incurred to finance the acquisition of more than one Power Supply Business, all such acquisitions shall have occurred within 180 days of each other; and

               (xii) Debt of the type described in clause (iii) of the definition thereof the Incurrence of which causes a corresponding reduction in any debt service or other similar cash reserve required to be maintained in connection with any Debt of such Restricted Subsidiary permitted by clause (iii) above and (to the extent that the same constitutes a refinancing of Debt permitted under such clause
          (iii)), clause (iv) above, in each case, only to the extent that the proceeds from such reserve reduction are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Restricted Subsidiary and any other Restricted Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Restricted Subsidiary.

               (c) For purposes of determining compliance with this Section 4.9,
          (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

               Section 3.5 Limitation on Additional Tiers of Senior Subordinated Debt.

               The Company shall not Incur or suffer to exist any Debt, other than Debt evidenced by the Notes, that is subordinate in right of payment to any Senior Debt unless such Debt, by its terms or the terms of the instrument creating or evidencing it, is pari passu with, or subordinate in right of payment to, the Notes; provided that any Debt of the Company or any of its Restricted Subsidiaries which is outstanding on the Closing Date shall be excluded from the operation of this covenant.

          Section 3.6 Change of Control.

          (a) Upon a Change of Control, each Holder of the Notes shall have, subject to Article 11 of the Original Indenture, the right to require that the Company repurchase such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase in accordance with Section 3.6(b) hereof.

          (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Notes at their last registered addresses with a copy to the Trustee stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Offer");

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

          (3) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the "Repurchase Date");

          (4) that any Note not tendered will continue to accrue interest;

          (5) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date;

          (6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Repurchase Date;

          (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (8) that Holders which elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

          (c) On the Repurchase Date, the Company shall:

          (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

          (ii) deposit by 10:00 a.m., New York City time, with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered; and

          (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company.

          The Trustee shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and make available for delivery to such Holders a new Note in a principal amount equal to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

          The Company shall comply with all applicable tender offer rules, including without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

          Section 3.7 Limitation on Transactions with Affiliates.

          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly enter into any transaction (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration in excess of $5 million with any Affiliate (other than a Person that constitutes an Affiliate solely because of the Company's or a Subsidiary of the Company's control of such Person except for any Unrestricted Subsidiary) or holder of 5% or more of any class of Capital Stock of the Company except for transactions (including, subject to Section 3.8, any loans or advances by or to, or Guarantee on behalf of, any Affiliate or any such holder) made in good faith the terms of which are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Restricted Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder or Affiliate if such transaction is approved by a majority of the Company's directors (including a majority of the Company's independent directors); and provided further, that with respect to the purchase or disposition of assets of the Company or any of its Restricted Subsidiaries having a net book value in excess of $15 million, in addition to approval of its Board of Directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view; and provided further that the fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole. This Section 3.7 shall not apply to (a) transactions between the Company or any of its
     Restricted Subsidiaries and any employee of the Company or any of its Restricted Subsidiaries that are approved by the Board of Directors or any committee of the Board of Directors consisting of the Company's independent directors, (b) the payment of reasonable and customary regular fees to directors of the Company or a Restricted Subsidiary, (c) any transaction between the Company and any of its Consolidated Subsidiaries or between any of its Consolidated Subsidiaries, (d) any Permitted Payment and any Restricted Payment not otherwise prohibited by Section 3.8 or (e) the provision of general corporate administrative, operating and management services, including, without limitation, procurement, construction engineering, construction administration, legal, accounting, financial, money management, risk management, personnel, administration and business planning services, in each case, in the ordinary course.

          Section 3.8 Limitation on Restricted Payments.

          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if after giving effect to such Restricted Payment:

          (a) an Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

          (b) the Company could not Incur at least $1 of Debt under Section 3.3(a); or

          (c) the aggregate amount expended by the Company and its Restricted Subsidiaries for all Restricted Payments (the amount of any single or related series of Restricted Payments so expended or distributed, if in excess of $15 million and other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) after April 1, 1997 shall exceed the sum of:

          (1) 50% of the Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period) beginning on April 1, 1997 and ending on the last day of the fiscal quarter for which financial information is available immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of such net loss; plus

          (2) the aggregate net proceeds (including the fair market value of proceeds other than cash, as determined in good faith by the Board of Directors, as evidenced by a Board Resolution if the fair market value of such non-cash proceeds is in excess of $15 million) received by (A) the Company from and after April 1, 1997 from the issuance and sale (other than to a Restricted Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (unless solely at the option of the Company) into (x) any security other than its Capital Stock or (y) its Redeemable Stock or (B) a Finance Subsidiary of the Company from and after April 1, 1997 from the issuance and sale (other than to the Company or a Restricted Subsidiary) of its Qualified Capital Stock; plus

          (3) to the extent not included in clause (1) above, the net reduction in Investments of the type specified in clauses (iv) through (vi) of the definition of Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to the Company or other Person that made the original Investment from the Person in which such Investment was made or resulting from the sale or disposition of the Investment or other return of the amount of the Investment or from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such payment, for purposes of the calculation to be made pursuant to this clause (3), shall not exceed the amount of the original Investment; plus

          (4) any amount previously included as a Restricted Payment on account of an obligation by the Company or any Restricted Subsidiary to make a Restricted Payment which has not actually been made by the Company or any Restricted Subsidiary and which is no longer required to be paid by the Company or any Restricted Subsidiary; plus

          (5) $502 million;

     provided that the foregoing clause (c) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this Section 3.8.

          For purposes of clause (c)(2) above, the aggregate net proceeds received by the Company (x) from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Debt of the Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discount Debt, the accreted principal amount) of the Debt evidenced by such securities converted or exchanged and (y) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of clause (c)(2) above plus any additional sums payable upon conversion or exchange.

          The Company's obligation to comply with this covenant shall terminate if and when the Notes become Investment Grade.

          If an Investment which the Company or any Restricted Subsidiary is obligated to make either in part from time to time or in whole in the future is fixed in amount by the agreement setting forth such obligation, for purposes of determining whether such Investment is a Restricted Payment permitted under this Section 3.8 or is a Permitted Payment, the Investment shall be deemed to have been made only once, in the amount so fixed, at the time the obligation first arises (and not when payments in respect thereof are later made). If an Investment which the Company or any Restricted Subsidiary is obligated to make either in part from time to time or in whole in the future is not fixed in amount by the agreement setting forth such obligation, for purposes of determining whether such Investment is a Restricted Payment permitted under this Section 3.8 or is a Permitted Payment, the Investment shall be deemed to have been made at the time the obligation first arises in an amount to be determined in good faith by the Board of Directors, as evidenced by a Board Resolution, and any actual payments in respect of such Investment shall be deemed to be Investments made on the date of payment thereof. Subject to the terms of clause (v) of the definition of Permitted Payments, such later Investments may be Permitted Payments.

          Section 3.9 Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries.

          The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) make payments in respect of any Debt owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its Property to the Company or any other Restricted Subsidiary. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

          This Section 3.9 shall not restrict or prohibit any encumbrances or restrictions existing: (i) in connection with the Incurrence of any Debt permitted under clauses (iii), (vi), (vii), (x) or (xi) of Section 3.4(b) or with respect to any portion thereof that is also Debt of the Company and permitted under Section 3.3; provided that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) of the preceding paragraph than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (ii) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Restricted Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Restricted Subsidiary is a party and where such Restricted Subsidiary is engaged in the development, construction, acquisition or operation of a Power Supply Business; provided that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (iii) in connection with the Incurrence of any Debt permitted under clause (iv) of Section 3.4(b), provided that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than those that are then in effect, taken as a whole, in connection with the Debt so exchanged or refinanced,
     (iv) in connection with the Bank Credit Agreement and the project financing, electric power and thermal energy purchase arrangements and other contracts with customers, suppliers and contractors in effect on the Closing Date, including extensions, refinancings, renewals or replacements thereof, (v) pursuant to customary non-assignment provisions in leases,
     (vi) pursuant to restrictions imposed pursuant to any stock purchase or asset purchase agreement pending the consummation of the transactions contemplated thereby, (vii) in connection with any Acquisition Debt, provided that such encumbrance or restriction was not incurred in contemplation of the obligor becoming a Restricted Subsidiary of the Company, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person, or the Property or assets, acquired, (viii) customary restrictions on transfers of Property subject to a Lien which could not materially adversely affect the Company's ability to satisfy its obligations under the Indenture and the Notes or (ix) provisions contained in agreements or instruments relating to Debt which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument, in each case; provided that, in the case of clause (iv) above, such encumbrances and restrictions, taken as a whole, in any such extensions, refinancings, renewals or replacements are not materially more restrictive on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than those encumbrances or restrictions taken as a whole in effect immediately before such extension, refinancing, renewal or replacement. This Section 3.9 shall not prevent the Company from granting any Liens not expressly prohibited hereby.

          Section 3.10 Limitation on Asset Dispositions.

          (a) The Company shall not make, and shall not permit any of its Restricted Subsidiaries to make, any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of (such amounts in excess of $50 million determined in good faith by the Board of Directors, as evidenced by a Board Resolution) and either (i) not less than 75% of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash or property or assets used or useful in a Power Supply Business or Capital Stock of a Person primarily engaged in a Power Supply Business, provided that any note or other obligation received by the Company (or such Restricted Subsidiary, as the case may be) that is converted into cash within 180 days of such Asset Disposition and any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (i), and (ii) first, the Net Cash Proceeds of such Asset Disposition are applied within 90 days from the later of the date of such Asset Disposition or the receipt of Net Cash Proceeds related thereto, to the payment of the principal of, premium and interest on any Senior Debt of the Company (including to cash collateralize letters of credit) and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid and second, to the extent such Net Cash Proceeds are not required by the lenders, or the terms, of the Senior Debt to be applied in accordance with the foregoing or, if after being so applied there remain Net Cash Proceeds, then at the Company's election, such Net Cash Proceeds are either (x) invested in the business or businesses of the Company or any of its Restricted Subsidiaries consistent with Section 3.1; provided that such investment is made within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto or (y) applied to the payment of any Senior Debt of the Company or Debt of any Restricted Subsidiary or any Consolidated Subsidiary (other than Debt owed to the Company or another Restricted Subsidiary), and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; provided that such Net Cash Proceeds are so applied within three months after the expiration of the 365-day period referred to in clause (x) above or (z) applied to make a tender offer (the "Offer") to purchase Notes and other Debt of the Company from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Debt with the proceeds from assets sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Debt issued with an original issue discount) of the Notes and such other Debt then outstanding at a purchase price of 100% of their principal amount (or accreted value in the case of Debt issued with an original issue discount), plus accrued interest
     (subject to proration in the event of oversubscription in the manner set forth below). Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited or delayed by applicable local law from being repatriated to the U.S., the Company (or such Restricted Subsidiary, as the case may be) shall not be required to apply the portion of such Net Cash Proceeds so affected in accordance with clause (ii) above (other than to repay Debt of the
     Restricted Subsidiary making such Asset Disposition or Debt of a Consolidated Subsidiary of the Company, in each case as contemplated by clause (ii) above and to the extent the prohibition or delay on repatriation is not applicable to such repayment and such repayment is not in violation of the terms of any Senior Debt) (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation); provided that once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this Section 3.10. To the extent that dividends or distributions of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would result in a tax liability greater than that which would be incurred if such Net Cash Proceeds were not so dividended or distributed, the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary for so long as such adverse tax liability would continue to be incurred.

          Notwithstanding anything in this covenant to the contrary, the Company and any Restricted Subsidiary may make the following Asset Dispositions:

          (i)  a   disposition   resulting   from  the  bona  fide  exercise  by
     governmental authority of its claimed or actual power of eminent domain;

          (ii) a realization upon a security interest;

          (iii) any Permitted Payment or Restricted Payment that is permitted hereunder; or

          (iv) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of a Restricted Subsidiary pursuant to the terms of any power sales agreement or steam sales agreement or other agreement or contract related to the output or product of, or services rendered by, a Power Supply Business as to which such Restricted Subsidiary is the supplying party; provided that to the extent the Company or any Restricted Subsidiary receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clause (ii) of this Section 3.10.

          (b) If the aggregate purchase price of Notes and other Debt tendered pursuant to an Offer made pursuant to clause (ii)(z) clause (a) above is less than the Net Cash Proceeds allotted to the purchase of the Notes and other Debt, the Company may use the remaining Net Cash Proceeds for general corporate purposes. The Company will not be required to comply with the provisions of clause (ii) in the first paragraph of this Section 3.10 if the Net Cash Proceeds from one or more Asset Dispositions occurring on or after the date of the Indenture are less than $40 million in any one fiscal year. Any lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes.

          (c) (i) Promptly, and in any event within 30 days from the Asset Disposition and the receipt of the Net Cash Proceeds as to which the Company must make an Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder of Notes, a written notice stating that:

          (A) an Asset Disposition has occurred and that such Holders may tender all or any portion of their Notes pursuant to the Offer in integral multiples of $1,000 principal amount, at the applicable purchase price;

          (B) any Note not tendered or accepted for payment will continue to accrue interest;

          (C) any Note accepted for payment pursuant to the Offer shall cease to accrue interest after the Purchase Date (as defined below); and

          (D) holders of Notes will be entitled to withdraw their election in the manner described in clause (iii) of this Section 3.10(c).

          The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), shall include all instructions and materials necessary to enable each holders of Notes to tender Notes pursuant to the Offer and shall contain information concerning the business of the Company which the Company in good faith believes will enable such holder to make an informed decision (which at a minimum will include (1) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing other asset dispositions otherwise described in the offering materials (or corresponding successor reports or reports otherwise required to be delivered to holder of Notes if the Company is no longer filing reports pursuant to the Securities Exchange Act of 1934), (2) a description of material developments in the Company's business subsequent to the date of the latest of such Reports, and (3) if material, appropriate pro forma financial information).

          (ii) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (A) the amount of the Offer (the "Offer Amount"), (B) the allocation of the Net Cash Proceeds pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of this Section 3.10. Not later than one Business Day prior to the Purchase Date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) in immediately available funds an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section 3.10. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent (if any), or the Company if acting as its own Paying Agent, shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee or the Paying Agent (if the Company is not acting as its own Paying Agent) is less than the Offer Amount, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the expiration of the Offer Period.

          (iii) Any holder of Notes electing to have his Notes purchased will be required to surrender such Notes, with an appropriate form duly completed, to the Trustee at the address specified in the notice by the close of business at least one Business Day prior to the Purchase Date. Holders of Notes will be entitled to withdraw their election if the Trustee or Paying Agent (if any) receives not later than the close of business on the Business Day prior to the Purchase Date a facsimile transmission or letter setting forth the name of the Holder and a statement that such Holder is withdrawing his election to have all or a portion of his Notes purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by holders of Notes exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

          (iv) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 3.10. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, or the Company if acting as its own Paying Agent, mails or makes available for delivery payment therefor to the surrendering Holder.

          (d) In the event the Company is unable to purchase Notes from Holders thereof in an Offer because such purchase is prohibited by any provision of applicable law, the Company need not make an Offer. The Company shall then be obligated to use such Net Cash Proceeds in accordance with clause
     (i)(B)(x) or (y) of this Section 3.10(c).

          (e) Whenever Net Cash Proceeds are received by the Company, and prior to the allocation of such Net Cash Proceeds pursuant to this Section 3.10, such Net Cash Proceeds shall be set aside by the Company in a separate account pending allocation.

          The Company will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with an Offer under the provisions of this covenant."

          SECTION 4. Amendment of Section 6.1 of the Original Indenture. (a) Clause (c) of Section 6.1 of the Original Indenture is hereby amended by
     (i) deleting the word "30" in such clause (c) and inserting in its place the word "60" and (ii) deleting the words "all series affected thereby" and inserting in its place the words "of such series".

          (b) Clause (d) of Section 6.1 of the Original Indenture is hereby amended by (i) inserting the word "(i)" before the word "relief", (ii) deleting the words "or appointing" and inserting in its place the words "(ii) appointment of" and (iii) deleting the words "any substantial part of its property or ordering" and inserting in its place the words "all or substantially all of the property and assets of the Company or (iii)".

          SECTION 5. Amendment of Section 6.2 of the Original Indenture. The second paragraph of clause (b) of Section 6.2 of the Original Indenture is hereby amended by deleting the following words:

                  "all the then outstanding Securities of such series that have been accelerated (voting as a single class), by written notice to the Company and to the Trustee, may waive all defaults with respect to all such series (or with respect to all the Securities, as the case may be) and rescind"

     and inserting in its place the following words:

                  "all the then outstanding Securities of any series that has been accelerated (voting as a separate class), by written notice to the Company and to the Trustee, may waive all defaults with respect to such series and rescind"

          SECTION 6. Amendment of Section 4 of the First Supplemental Indenture.
     Section 4 of the First Supplemental Indenture is hereby amended to read in its entirety as follows:

          "In addition to the Events of Default described in Section 6.1 of the Original Indenture, an Event of Default shall occur with respect to the Notes if:

          (a) an event of default, as defined in any indenture or instrument evidencing or under which the Company or any Significant Subsidiary has at the date of this Indenture or shall hereafter have outstanding any Debt, shall happen and be continuing and either

          (i) such default results from the failure to pay the principal of such Debt in excess of $50 million at final maturity of such Debt or

          (ii) as a result of such default, the maturity of such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such Debt, together with the principal amount of any other Debt of the Company or any Significant Subsidiary in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that such default shall not be an Event of Default if such Debt is Debt of a Significant Subsidiary, is Non-Recourse to the Company in respect of the amounts not paid or due upon acceleration and the Company could, at the time of default, incur at least $1 of Debt under Section 3.3(a); and provided, further, however that, subject to the provisions of Sections 7.1 and 7.2 of the Original Indenture, the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such Debt, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of the Notes at the time outstanding;

          (b) one or more judgments or orders shall be entered by a court against the Company or any Significant Subsidiary for the payment of money in an amount which, individually or in the aggregate exceeds $50 million (excluding the amount thereof covered by insurance or by a bond written by third parties but treating any deductibles, self insurance or retentions as not so covered by insurance) and which judgments or orders shall not be discharged or waived, and shall remain outstanding and there shall be any period of 60 consecutive days following entry of such judgment or order in excess of $50 million or the judgment or order which causes the aggregate amount to exceed $50 million during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, that such a judgment or order shall not be an Event of Default if such judgment or order is against a Significant Subsidiary and does not require any payment by the Company and the Company could, at the expiration of the applicable 60 day period, incur at least $1 of Debt under
     Section 3.3;

          (c) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of any of the Material Subsidiaries of the Company in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of the Material Subsidiaries of the Company or for all or substantially all of the property and assets of any of the Material Subsidiaries of the Company or (iii) the winding up or liquidation of the affairs of any of the Material Subsidiaries of the Company and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (d) any of the Material Subsidiaries of the Company (i) commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of any of the Material Subsidiaries of the Company or for all or substantially all of the property and assets of any of the Material Subsidiaries of the Company or (iii) effects any general assignment for the benefit of creditors."

          SECTION 7. Amendment of Section 5.1 of Original Indenture. Section 5.1 of the Original Indenture is hereby amended to read in its entirety as follows:

         "SECTION 5.1.  Merger, Consolidation, Etc.

          The Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company shall be the continuing Person, or the Person (if other than the

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


     Company) formed by such consolidation or into which the Company is merged or to which properties and assets of the Company are transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume in writing all obligations of the Company under the Securities and this Indenture; (ii) immediately after giving effect to such transaction no Event of Default or event or condition which through the giving of notice of lapse of time or both would become an Event of Default shall have occurred and be continuing; and (iii) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied."

          SECTION 8.  Amendment  of Section 5 of First  Supplemental  Indenture.
     Section 5 of First Supplemental Indenture is hereby amended to read in its entirety as follows:

         "SECTION 5.

          The Company covenants and agrees with the Trustee that in addition to the provisions of Section 5.1 of the Original Indenture, it shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to incur at least $1 of Debt under Section 3.3(a). Notwithstanding the foregoing, the preceding sentence shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors as evidenced by a Board Resolution) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the limitations imposed by the covenant contained in Section 5.1 of the Original Indenture or the immediately preceding sentence."

          SECTION 9. Amendment of Section 8 of Original Indenture. Section 8.5 through Section 8.6 of the Original Indenture is hereby amended to read in its entirety as follows:

          "SECTION 8.5. Defeasance and Discharge of Indenture.

          The Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Securities of any series,

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


     on the 123rd day after the deposit referred to in clause (A) hereof has been made, and the provisions of this Indenture shall no longer be in effect with respect to the Securities of such series (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to: (a) rights of registration of transfer and exchange, and the Company's right of optional redemption, (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Securities, (c) rights of holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (d) the rights, obligations and immunities of the Trustee hereunder and (e) the rights of the Securityholders of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them; provided that the following conditions shall have been satisfied:

               (A) with reference to this provision the Company has deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Sections 7.8 and 7.10) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Securities of such series, (i) money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in this clause (A) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding Securities of such series on the due dates thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be and (y) any mandatory sinking fund payments or analogous payments applicable to the Securities of such series on the day on which such payments are due and payable in accordance with the terms of Securities of such series and the Indenture with respect to the Securities of such series;

               (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders of Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section 8.5 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of this Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

               (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound;

               (D) the Company is not prohibited from making payments in respect of the Securities by Article 11 hereof; and

               (E) if at such time the Securities of such series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Securities of such series will not be delisted as a result of such deposit, defeasance and discharge.

          SECTION 8.6 Defeasance of Certain Obligations.

          The Company may omit to comply with any term, provision or condition set forth in, and this Indenture will no longer be in effect with respect to, any covenant in Article 5 or any covenants established pursuant to
     Section 2.3 in any indenture supplemental hereto and clauses (c) and (e) of
     Section 6.1 shall not be deemed to be an Event of Default, if

               (A) with reference to this Section 8.6, the Company has deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.8) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Securities of such series and the Indenture with respect to the Securities of such series, (i) money in an amount or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due dates thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, of any payment referred to in this clause (A) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee the principal of, premium, if any, and each installment of interest on the outstanding Securities on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be and (y) any mandatory sinking fund payments or analogous payments applicable to the Securities of such series on the day on which such payments are due and payable in accordance with the terms of Securities of such series and the Indenture with respect to the Securities of such series;

               (B) the Company has delivered to the Trustee (i) an Opinion of Counsel to the effect that Holders of Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section
          8.6 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

               (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound;

               (D) the Company is not prohibited from making payments in respect of the Securities by Article 11 hereof; and

               (E) if at such time the Securities of such series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Securities of such series will not be delisted as a result of such deposit, defeasance and discharge."

          SECTION 10. Amendment of Original Indenture. This Second Supplemental Indenture shall form a part of the Original Indenture as supplemented hereby shall be bound hereby. The Original Indenture as supplemented by this Second Supplemental Indenture is hereby in all respects ratified and confirmed.

          SECTION 11. Acceptance by Trustee. The Trustee, for itself and its successor or successors, accepts the trust of the Original Indenture as amended by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Original Indenture, and, without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

          SECTION 12. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

                                              THE AES CORPORATION
                                               as the Company

                                              By /s/ Barry J. Sharp
                                             ----------------------
                                               Name: Barry J. Sharp
                                               Title: Vice President and Chief
                                                       Financial Office



                                              THE FIRST NATIONAL BANK
                                               OF CHICAGO
                                               as Trustee


                                              By /s/ Mary R. Fonti
                                             ---------------------
                                               Name: Mary R. Fonti
                                               Title: Assistant Vice President